Exhibit 99.(g)

INVESTMENT MANAGEMENT AGREEMENT

This INVESTMENT MANAGEMENT AGREEMENT, dated as of  October 5, 2010 (the “Agreement”), is made and entered into by and among Ironwood Institutional Multi-Strategy Fund LLC, a Delaware limited liability company (the “Master Fund”), Ironwood Multi-Strategy Fund LLC, a Delaware limited liability company (the “Feeder Fund” and, collectively with the Master Fund, the “Funds”) and Ironwood Capital Management Corporation, a California corporation (the “Investment Manager”).

WHEREAS, each Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”) as a non-diversified, investment company and each Fund’s units of limited liability company interest (“Units”) are registered under the Securities Act of 1933, as amended (the “1933 Act”) for sale to prospective members (“Members”);

WHEREAS, each Fund is more fully described in its prospectus, as initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on August 31, 2010 (for each Fund, its “Prospectus” and, collectively, the “Prospectuses”);

WHEREAS, the Feeder Fund has entered into an Amended and Restated Limited Liability Company Agreement dated as of October 5, 2010 (the “Feeder Fund LLC Agreement”) and the Master Fund has entered into an Amended and Restated Limited Liability Company Agreement dated as of October 5, 2010 (the “Master Fund LLC Agreement” and, collectively with the Feeder Fund LLC Agreement, the “LLC Agreements”);

WHEREAS, pursuant to the Feeder Fund LLC Agreement, the board of directors of the Feeder Fund (the “Feeder Fund Board”) has full authority to manage the Feeder Fund

WHEREAS, pursuant to the Master Fund LLC Agreement, the board of directors of the Master Fund (the “Master Fund Board” and, collectively with the Feeder Fund Board, the “Boards”) has full authority to manage the Master Fund;

WHEREAS, each of the Feeder Fund Board and the Master Fund Board desires to delegate to the Investment Manager discretionary investment and trading authority over the assets of the Feeder Fund and the Master Fund, respectively;

WHEREAS, each Board wishes to delegate other powers to the Investment Manager in respect of operations of each Fund, in accordance with the provisions of this Agreement; and

WHEREAS, the Investment Manager wishes to assume such authority, subject to and in accordance with the provisions hereinafter set forth.

NOW, THEREFORE, in consideration for the mutual promises herein contained, the parties agree as follows:

Section 1.                Appointment of the Investment Manager.

(a.)           The Feeder Fund Board and the Master Fund Board each hereby appoints the Investment Manager to act as investment manager for the Feeder Fund and the Master Fund, respectively, for the period and on the terms set forth in this Agreement.

(b.)           By executing this Agreement, the Investment Manager accepts such appointments and agrees to render the services herein set forth for the compensation herein provided.

(c.)           The Investment Manager undertakes to give each Fund the benefit of its best judgment, efforts and facilities in rendering its services.

(d.)           The Investment Manager shall not be an employee of a Fund, and the Investment Manager shall not have authority to act for, represent, bind or obligate a Fund except as provided herein.

Section 2.                Authority of Investment Manager.

(a.)           Under the supervision of the Board of each Fund and pursuant to this Agreement and in accordance with the 1940 Act, the Investment Manager shall be responsible for:

1.           the investment of substantially all the assets of the Feeder Fund, net of reserves maintained for reasonably anticipated expenses, into the Master Fund; and

2.           the investment of the assets of the Master Fund, which shall be invested, in accordance with the terms of the Master Fund’s Prospectus, in pooled entities that are organized in non-U.S. jurisdictions and classified as corporations for U.S. federal income tax purposes to whom the assets of the Master Fund will be allocated (each, an “Underlying Fund” and, collectively, the “Underlying Funds”), each managed by an independent investment adviser (each, an “Underlying Adviser” and, collectively, the “Underlying Advisers”).

(b.)          The Investment Manager shall have full and absolute authority to cause each Fund to engage in transactions in securities provided, however, that such transactions shall at all times conform to and be in accordance with the requirements imposed by:

1.           any provision of applicable law;

2.           the provisions of such Fund’s LLC Agreement, as amended from time to time and any supplements delivered to the Investment Manager; and

3.           the provisions of such Fund’s Prospectus and any supplements delivered to the Investment Manager.

(c.)           As necessary, the Investment Manager shall also be responsible for selecting brokers and dealers and for negotiating brokerage commissions and dealer charges or other transaction costs.

(d.)           The Investment Manager shall have the power, under the supervision of the Board and in accordance with the 1940 Act, to carry out any and all of the purposes of each Fund (or described in such Funds Prospectus and any amendment or supplement thereto) and to perform all acts and enter into and perform all contracts and other undertakings which it may deem necessary, advisable, convenient, or incidental thereto including, without limitation, the power to:

1.           open, maintain, and close bank, custodial, brokerage, and other accounts, to effect transactions in such accounts, and to pay or authorize the payment of such brokerage commissions as deemed appropriate by the Investment Manager to brokers who execute transactions for the account of a Fund and who may supply research or other services utilized by a Fund;

2.           perform any and all acts on behalf, and exercise all rights, of the Funds with respect to its interest in any person, firm, corporation, or other entity including, without limitation, the voting of securities, participation in arrangements with creditors, the institution and settlement or compromise of suits and administrative proceedings and other like or similar matters;

3.           direct the formulation and implementation of investment policies and strategies of each Fund;

4.           cause each Fund to: (i) invest, reinvest, and trade, on margin or otherwise, in securities (including money market instruments), commodities, commodity futures, financial futures, and currencies; (ii) purchase and write options on securities, commodities, futures contracts, currencies, and stock market indices; and/or (iii) engage in short sales of any of the foregoing;

5.           to enter into, make, and perform any other contracts, agreements, or other undertakings it may deem advisable in acting as Investment Manager of a Fund; and

6.           to act for each Fund in all other matters relating to its investment management duties.

7.           authorize any officer, employee, or other agent of the Investment Manager, or agent or employee of the Funds, to act for and on behalf of the Fund in all matters incidental to the foregoing;

(e.)           the Investment Manager further agrees to provide, or arrange for the provision of, the following administrative services to the Funds:

1.           Oversee the determination and publication of each Fund’s net asset value in accordance with the Fund’s policy as adopted from time to time by the Board of such Fund;

2.           Oversee the maintenance by each Fund’s administrator, custodian and/or transfer agent and dividend disbursing agent of certain books and records of the Funds as required under Rule 31a-1(b)(4) of the 1940 Act and maintain (or oversee maintenance by such other persons as are approved by the Board) such other books and records required by law or for the proper operation of the Funds;

3.           Oversee the preparation and filing of each Fund’s federal, state and local income tax returns and any other required tax returns;

4.           Review the appropriateness of, and arrange for payment of, each Fund’s expenses;

5.           Prepare for review and approval by officers of the Funds financial information for each Fund’s semi-annual and annual reports, proxy statements and other communications with shareholders required or otherwise to be sent to Members, and arrange for the printing and dissemination of such reports and communications to Members;

6.           Prepare for review by an officer of the Fund each Fund’s periodic financial reports required to be filed with the SEC on Form N-SAR, Form N-CSR, Form N-PX, Form N-Q, and such other reports, forms and filings, as may be required by applicable law;

7.           Prepare such reports relating to the business and affairs of each Fund as may be requested by the Board;

8.           Make such reports and recommendations to the Board concerning the performance of the independent accountants as the Board may reasonably request or deems appropriate;

9.           Make such reports and recommendations to the Board concerning the performance and fees of the Funds’ Administrator, Custodian and Transfer Agent and Dividend Disbursing Agent as the Board may reasonably request or deems appropriate;

10.           Oversee and review calculations of fees paid to the Funds’ service providers;

11.           Perform necessary calculations as required under Section 18 of the 1940 Act;

12.           Consult with each Fund’s officers, independent accountants, legal counsel, administrator, custodian, transfer agent, dividend disbursing agent and other service providers in establishing the accounting policies of such and monitor financial and Member accounting services;

13.           Determine the amounts available for distribution as dividends and distributions to be paid by each Fund to its Members;

14.           prepare and arrange for the printing of dividend notices to Members;

15.           provide each Fund’s dividend disbursing agent and custodian with such information as is required for such parties to effect the payment of dividends and distributions and to implement the Fund’s dividend reinvestment plan;

16.           Prepare such information and reports as may be required by any banks from which a Fund borrows funds;

17.           Provide such assistance to the administrator, custodian and each Fund’s counsel and auditors as generally may be required to properly carry on the business and operations of the Funds;

18.           Respond to Member inquiries relating to the Funds or refer such inquiries to the Fund’s officers or service providers, as appropriate;

19.           to the extent such minimum amount restrictions may be reduced by a Board in accordance with the terms of the LLC Agreement, waive any minimum amount restriction described in the LLC Agreements relating to initial or subsequent investments or ongoing minimum investment; provided, however, that the Investment Manager may not permit an initial investment in a Fund of less than $25,000;

20.           approve any transfer of Units of a Fund in accordance with the limitations on transferability of Units set forth in the LLC Agreement of such Fund;

21.           waive any Sales Charge (as defined in the LLC Agreements); and

22.           supervise any other aspects of the Funds’ administration as may be requested by the Board from time to time and agreed to by the Investment Manager.

(f.)           The Investment Manager may act for and on behalf of the Funds in all matters incidental to the foregoing.

Section 3.               Compensation of the Investment Manager.  For the Investment Manager’s services hereunder, the Investment Manager shall be paid the following fees:

(a.)           an advisory fee (the “Advisory Fee”), which shall be paid by the Master Fund in arrears as of the last calendar day of each three-month period ending in April, July, October and January (a “Fiscal Quarter Closing” of a “Fiscal Quarter”) and which shall:

1.           accrue monthly at a rate equal to 0.10% (a 1.20% annual rate) of the net asset value of the Master Fund as of the close of business on the last calendar day of  each calendar month (a “Fiscal Period Closing” of each “Fiscal Period”) after crediting or debiting any increase or decrease in net asset value for the Fiscal Period but prior to reduction for: (i) any repurchase payments to be paid in respect of a Repurchase Date  (as defined in the LLC Agreements) that is as of such date; (ii) any distributions to be paid as of such date (including any distributions paid in respect of dividends declared by the Master Fund in the preceding Fiscal Period); or (iii) Advisory Fees or Account Servicing Fees (as defined below) assessed as of such date;

2.           begin to accrue as of the Initial Closing Date; and

3.           be prorated based on the actual number of calendar days elapsed in a Fiscal Quarter;

(b.)           a Feeder Fund account servicing fee (the “Feeder Account Servicing Fee”), which shall be paid by the Feeder Fund in arrears as of each Fiscal Quarter Closing and which shall:

1.           accrue monthly at a rate equal to 0.0292% (a 0.35% annual rate) of the net asset value of each Member’s Units as of each Fiscal Period Closing after crediting or debiting any increase or decrease in net asset value for the Fiscal Period but prior to reduction for: (i) any repurchase payments to be paid in respect of a Repurchase Date that is as of such date; (ii) any distributions to be paid as of such date (including any distributions paid in respect of dividends declared by the Master Fund in the preceding Fiscal Period); or (iii) Advisory Fees or Account Servicing Fees assessed as of such date;

2.           begin to accrue as of the Initial Closing Date; and

3.           be prorated based on the actual number of calendar days elapsed in a Fiscal Quarter;  and

(c.)           a Master Fund account servicing fee (the “Master Account Servicing Fee” and, collectively with the Feeder Fund Account Servicing Fee, the “Account Servicing Fees”), which shall be paid by the Master Fund in arrears as of each Fiscal Quarter Closing and which shall:

1.           accrue monthly at a rate equal to 0.0333% (a 0.40% annual rate) of the net asset value of each Member’s Units as of each Fiscal Period Closing after crediting or debiting any increase or decrease in net asset value for the Fiscal Period but prior to reduction for: (i) any repurchase payments to be paid in respect of a Repurchase Date that is as of such date; (ii) any distributions to be paid as of such date (including any distributions paid in respect of dividends declared by the Master Fund in the preceding Fiscal Period); or (iii) Advisory Fees or Account Servicing Fees assessed as of such date;

2.           begin to accrue as of the Initial Closing Date; and

3.           be prorated based on the actual number of calendar days elapsed in a Fiscal Quarter.

(d.)           The Manager may, in its sole discretion, pay up to the entire amount of the Account Servicing Fees relating to Units to a placement agent that assisted in the servicing of accounts.

(e.)           For the purposes of this Agreement, the net asset value of each Fund shall be determined in the manner set forth in such Fund’s Prospectus.

Section 4.                Expenses.

(a.)           The Investment Manager shall bear all ongoing ordinary administrative and operational costs of the Investment Manager, including employees’ salaries, office rent, travel costs, quote machine rent, computer and equipment costs, telephone bills, office supplies, research and data costs, legal costs, accounting costs, filing costs and communication expenses.

(b.)          For the avoidance of doubt:

1.           the Master Fund shall pay all investment expenses, including, but not limited to, brokerage commissions (if any) and all other costs of executing transactions, interest expense, insurance expense, custodial expense, its share of expenses of the Underlying Funds, including management fees to Underlying Advisers and performance fees or allocations to such Underlying Advisers;

2.           each Fund should pay all ongoing ordinary administrative and operational costs of such Fund, including (but not limited to) legal costs, accounting costs, taxes and any fees paid to such Fund’s administrator or any regulatory and compliance administrator in respect of such Fund;

3.           each Fund shall also directly pay any extraordinary operating expenses of such Fund; and

4.           the Investment Manager shall have the authority to allocate any special expenses of a Fund to some, but not all, Members in such Fund.

Section 5.               Reports to the Fund.  (a.) The Investment Manager shall submit, or cause to be submitted, to each Fund such reports of the assets of such Fund and of the market value of such Fund’s assets under its management as the Board shall from time to time reasonably require.

(b.)           The Investment Manager shall not incur any individual liability or responsibility for any determination made, advice given, or other action taken or omitted by it in good faith with respect to the determination of the value of assets of a Fund under its management.

(c.)           The Investment Manager agrees to meet with the Board of each Fund, at such times and such places as are reasonably requested by such Board and shall maintain such books and records for inspection by such Board as are required under the 1940 Act and the rules and regulations promulgated thereunder.

Section 6.               Provision of Information to Investment Manager; Investment Manager’s Knowledge.

(a.)           Each Fund has furnished to the Investment Manager a copy of its LLC Agreement and its Prospectus and shall from time to time furnish the Investment Manager with copies of any amendments or supplements thereto.

(b.)           Until amendments or supplements to an LLC Agreement or a Prospectus are delivered to the Investment Manager, matters therein stated shall not be binding on the Investment Manager.

(c.)           The Investment Manager shall have no obligations to a Fund other than those: (i) expressly set forth in this Agreement, such Fund’s LLC Agreement or such Fund’s Prospectus or (ii) other obligations arising by Law (as defined below).

“Law” means, collectively, all statutes, laws, codes and ordinances and any rules or regulations of, and any order, decree, writ, settlement, stipulation, injunction, award, consent or judgment of any Governmental Authority (in each case, whether foreign or domestic and whether federal, state or local).

“Governmental Authority” means any government, political subdivision, or governmental or regulatory authority, agency, board, bureau, commission, instrumentality, court, arbitral tribunal or quasi-governmental authority (in each case, whether federal, state, or local and whether U.S. or non-U.S.).

Section 7.                Limitation of Investment Manager’s Obligations and Liability.

(a.)           The Investment Manager shall not be liable for any error of judgment or for any loss suffered by a Fund in connection with the subject matter of this Agreement, including but not limited to any damage or loss incurred by reason of any act or omission of any bank, broker, dealer, or manager, or any agent, partner, director, officer, or employee of any of them, unless such loss arises from willful misfeasance, bad faith or gross negligence on the Investment Manager’s part in the performance of its duties under this Agreement or by reason of its reckless disregard of its obligations and duties under this Agreement.

(b.)           The Investment Manager’s responsibility under this Agreement is to furnish each Fund with advisory services based upon its professional skill, experience, and judgment, and the Investment Manager makes no representation or warranty:

1.           as to the accomplishment of any particular investment results by any Underlying Adviser, any Underlying Fund, a Fund or the Funds as a whole; or

2.           as to the accuracy or completeness of any information supplied by (i) an Underlying Fund or an Underlying Adviser to a Fund or (ii) the Investment Manager to a Fund to the extent such information is regarding any Underlying Adviser or any Underlying Fund and (ii-1) was provided by such Underlying Adviser or Underlying Fund or (ii-2) is derived by the Investment Manager from information produced by an Underlying Adviser or Underlying Fund and, in each instance, is not materially inconsistent with such information.

(c.)           Nothing contained in this Agreement shall in any way constitute a waiver or limitation of any rights granted to a Fund or its members under the U.S. federal securities laws.

Section 8.               Indemnification.

(a.)           Each Fund shall indemnify the Investment Manager and its Affiliates (as defined below) and their respective partners, members, managers, directors, officers, shareholders, employees, and controlling persons (each, an “Indemnified Party” and, collectively, the “Indemnified Parties”) against any losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by them in connection with the Funds, provided that:

1.           the same were not the result of willful misfeasance, bad faith or gross negligence on the part of such Indemnified Party in the performance of its duties (if any) under this Agreement or resulted from such Indemnified Party’s reckless disregard of its obligations and duties (if any) under this Agreement; and

2.           Affiliates of the Investment Manager shall be entitled to indemnification only for losses incurred by such Affiliates in performing the duties of the Investment Manager and acting wholly within the scope of the authority of the Investment Manager.

“Affiliate” shall mean any person performing services on behalf of the Fund who: (i) directly or indirectly controls, is controlled by, or is under common control with the Investment Manager; (ii) owns or controls ten percent or more of the outstanding voting securities of the Investment Manager; (iii) is an officer or director of the Investment Manager; or (iv) is an officer, director, partner, or trustee of any company for which the Investment Manager acts in any such capacity.

(b.)          Notwithstanding the above, the Investment Manager and its Affiliates shall not be indemnified for any losses, liabilities, or expenses arising from or out of an alleged violation of U.S. federal or state securities laws unless:

1.           there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee;

2.           such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee and the court approves indemnification of the litigation costs; or

3.           a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and related costs should be made.

(c.)           In any claim for indemnification resulting from U.S. federal or state securities law violations, the party seeking indemnification shall place before the court the position of the SEC or any other applicable regulatory authority with respect to the issue of indemnification for securities law violations.

(d.)           The Funds shall not incur the cost of any portion of insurance which insures any party against any liability for which the indemnification is herein prohibited.

Section 9.               Other Activities of the Investment Manager.  (a.) Each Fund recognizes that the Investment Manager and its officers and Affiliates of the Investment Manager have investments of their own and are acting or may act as investment managers or general partners for others.

(b.)           Each Fund also recognizes that the Investment Manager and its officers and Affiliates may be or become associated with other investment entities and engage in investment management for others (collectively, “Other Clients”).

(c.)           Each Fund further recognizes that the Investment Manager and its Affiliates and their respective principals, partners, directors, officers, members, employees and beneficial owners, from time to time may acquire, possess, manage, hypothecate and dispose of securities or other investment assets, and engage in any other investment transactions for any account over which they exercise discretionary authority, including their own accounts, the accounts of their families, the account of any entity they have a beneficial interest or the accounts of their Other Clients.

(d.)           Except to the extent necessary to perform its obligations hereunder, nothing herein shall be deemed to limit or restrict the right of the Investment Manager or its officers or Affiliates to engage in, or to devote time and attention to, the management of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual, or association.

(e.)           Each Fund acknowledges and agrees that (as disclosed in the Prospectuses) there may be differences in Underlying Fund line-ups and allocations among each Fund and the Other Clients and that the Investment Manager may give advice or take action with respect to the accounts of Other Clients that differs from the advice given with respect to a Fund.

Section 10.             Confidentiality.  All investment advice furnished by the Investment Manager to a Fund shall remain the property of the Investment Manager, shall be treated as confidential by such Fund, and shall not be used by such Fund or disclosed to third parties except as required in connection with the operation of such Fund or as required by Law or by demand of any regulatory agency or self-regulatory organization.

Section 11.             Notice.  All notices shall be in writing and shall be deemed to have been duly given if delivered personally or if mailed by registered mail, postage prepaid, to the following respective addresses until a different address is specified in writing by a party to the other party:

To a Fund:

c/o Ironwood Capital Management Corporation
One Market Plaza, Steuart Tower, Suite 2500
San Francisco, California 94105

To the Investment Manager:

Ironwood Capital Management Corporation
One Market Plaza, Steuart Tower, Suite 2500
San Francisco, California 94105

Section 12.              No Assignment.  This Agreement shall terminate automatically in the event of its assignment in accordance with Section 15(a)(4) of the 1940 Act.

Section 13.              Term.  This Agreement become effective as of the date first above written and shall remain in force for a period of two years, and thereafter continue from year to year, but only so long as such continuance is specifically approved at least annually by (i) the Boards, or by the vote of the outstanding Units of the Funds, and (ii) a majority of those Directors who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, except that the Agreement may be terminated by:

1.           a Fund, at any time, without the payment of any penalty (i) by the vote of the Board of such Fund; or (ii) by vote of a majority of the outstanding voting securities of such Fund (as determined pursuant to Section 2(a)(42) of the 1940 Act), in each case at any time upon written notice to the Investment Manager; or

2.           by the Investment Manager at any time upon 90 days’ written notice to such Fund.

Section 14.             Governing Law.  This Agreement and all performances hereunder shall be governed by and construed in accordance with the internal laws of the State of California, without regard to principles of choice of law.

Section 15.             Severability.  If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions of this Agreement shall continue in full force and effect so long as they preserve the basic economic terms of the agreement described herein.

Section 16.             Survival of Obligations.  Provisions of this Agreement that by their terms or by their context are to be performed in whole or in part after termination of this Agreement shall survive termination of this Agreement.  Specifically, and without limiting the generality of the foregoing, the obligations set forth in Section 7 and Section 8 and the obligation to settle accounts hereunder shall survive the termination of this Agreement and continue in effect indefinitely.

Section 17.             Entire Agreement; Counterparts.  This Agreement sets forth the entire agreement of the parties relating to the subject matter hereof except as otherwise set forth herein.  This Agreement may be executed in one or more counterparts, which shall together constitute one and the same document.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

IRONWOOD INSTITUTIONAL MULTI-STRATEGY FUND LLC

By:	/s/ Jonathan Gans
Name: Jonathan Gans
Title: Director, Chairman of the Board

IRONWOOD MULTI-STRATEGY FUND LLC

By:	/s/ Jonathan Gans
Name: Jonathan Gans
Title: Director, Chairman of the Board

IRONWOOD CAPITAL MANAGEMENT CORPORATION

By:	/s/ Jonathan Gans
Name: Jonathan Gans
Title: Chief Executive Officer and President